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                           OFFER TO PURCHASE FOR CASH
    ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                                       OF

                         HERBALIFE INTERNATIONAL, INC.

                                       AT

                              $17.00 NET PER SHARE

                                       BY

                        MH MILLENNIUM ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                           MH MILLENNIUM HOLDINGS LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated September 17, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (the terms and conditions of which, together with any supplements or amendments thereto, collectively constitute the "Offer") relating to the offer by MH Millennium Acquisition Corp., a Nevada corporation (the "Purchaser"), a wholly owned subsidiary of MH Millennium Holdings LLC, a Delaware limited liability company, to purchase all outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Shares"), and Class B Common Stock, par value $.01 per share (the "Class B Shares," and together with the Class A Shares, the "Shares"), of Herbalife International, Inc. (the "Company"), a Nevada corporation, at a price of $17.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to have us tender, on your behalf, any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

          Please note the following:

          1. The Offer Price is $17.00 per Share, net to you in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

          2. The Board of Directors of the Company, based upon the recommendation of a Special Committee consisting solely of independent directors, has approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender their Shares in response to the Offer.

          3.  The Offer is being made for all outstanding Shares.

          4. The Offer is being made in accordance with an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 13, 1999, among the Company, MH Millennium Holdings LLC (the "Parent"), Purchaser,
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     the Company's founder, Chief Executive Officer, President and Chairman of the Board, Mark Hughes ("Mr. Hughes") and The Mark Hughes Family Trust (the "Family Trust"). Mr. Hughes and the Family Trust, which directly and indirectly own all of the common stock of the Purchaser, have guaranteed all of the Purchaser's obligations to make payments under the Merger Agreement.

          5. The Offer is conditioned upon, among other things, (1) there being tendered and not withdrawn prior to the expiration date of the Offer at least a majority of the Class A Shares and at least a majority of the Class B Shares outstanding as of September 13, 1999, excluding Shares owned by Mr. Hughes and companies controlled and beneficially owned by him, directly and indirectly, (2) the Purchaser obtaining financing for the Offer, the Merger and related transactions, and (3) the satisfaction or waiver of certain conditions to the obligations of the Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement.

          6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

          7. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, October 15, 1999, unless the Offer is extended in accordance with the terms of the Merger Agreement.

     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. You should read and consider the information contained in the enclosed Offer to Purchase, Letter of Transmittal and Solicitation/Recommendation Statement on Schedule 14D-9 in making your decision with respect to tendering your Shares pursuant to the Offer. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         HERBALIFE INTERNATIONAL, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 17, 1999, and the related Letter of Transmittal in connection with the offer by MH Millennium Acquisition Corp., a Nevada corporation (the "Purchaser"), a wholly owned subsidiary of MH Millennium Holdings LLC, a Delaware limited liability company, to purchase all outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Shares") and Class B Common Stock, par value $.01 per share (the "Class B Shares," and together with the Class A Shares, the "Shares") of Herbalife International, Inc., a Nevada corporation.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered:*                              Date:
---------------------------------------------------            -----------------
     Class A Shares ________
     Class B Shares ________

SIGN HERE

Signature(s)
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Print Name(s)
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Print Address(es)
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Area Code and Telephone Number(s)
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Taxpayer Identification
or Social Security Numbers(s)
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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